Filed Pursuant to Rule 424(b)(3)

Registration No. 333-296420

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 11, 2026)

RedCloud Holdings plc

Up to 19,335,283 Ordinary Shares

This Prospectus Supplement is being filed to update and supplement the information contained in the prospectus dated June 11, 2026 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1 (File No. 333-296420) (the “Registration Statement”) with the information contained in the Current Report on Form 6-K filed with the Securities and Exchange Commission on August 10, 2026. Accordingly, we have attached the Current Report on Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus of up to 19,335,283 ordinary shares, par value £0.002 per share, of RedCloud Holdings plc issued by us pursuant to a securities purchase agreement between us and the selling shareholders, dated July 3, 2025 (the “Offering”), consisting of: (i) 5,000,000 ordinary shares issued by us in the Offering, (ii) up to 9,041,142 ordinary shares issuable upon exercise of warrants originally issued by us on July 8, 2025 in the Offering; and (iii) up to 5,294,141 ordinary issuable upon exercise of warrants originally issued by us on May 16, 2026 following receipt of shareholder approval in connection with the Offering.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares are currently listed on The Nasdaq Capital Market under the symbol “RCT”. On August 7, 2026, the last reported sale price of our ordinary shares was $0.20 per share.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this Prospectus Supplement and the Prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 9 of the Prospectus and those risk factors in the documents incorporated by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 10, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2026

Commission File Number: 001-42557

RedCloud Holdings plc

(Registrant’s Name)

50 Liverpool Street,

London, EC2M 7PY, United Kingdom

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

On August 10, 2026, RedCloud Holdings plc (the “Company”) received written notification (the “Notification Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with the minimum market value of listed securities set forth in Nasdaq’s rules for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(2) requires primary securities listed on the Nasdaq Capital Market to maintain a minimum market value of listed securities of $35,000,000 (the “MVLS Requirement”), and Listing Rule 5810(c)(3)(C) provides that a failure to meet the MVLS Requirement exists if a deficiency under Rule 5550(b)(2) continues for a period of 30 consecutive business days. Based on the market value of the Company’s listed securities for a period of 30 consecutive business days prior to and including August 7, 2026, the Company is not in compliance with the MVLS Requirement.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company has a cure period of 180 calendar days, or until February 8, 2027 (the “Compliance Period”), to regain compliance with the MVLS Requirement. To regain compliance, the market value of the Company’s listed securities must meet or exceed $35,000,000 for at least 10 consecutive business days during the Compliance Period. If the Company does not regain compliance during such period, Nasdaq will provide written notice that the Company’s ordinary shares are subject to delisting. In that event, the Company may appeal such determination to a hearing panel.

The Company will make its best efforts to regain compliance with the MVLS Requirement prior to the expiration of the Compliance Period. However, there can be no assurance that the Company will succeed in doing so.

There is no immediate impact on the listing of the Company’s ordinary shares as a result of the matters discussed in this Report on Form 6-K, and the Company’s ordinary shares currently continue to trade in the normal manner on the Nasdaq Capital Market under the symbol “RCT”.

The information contained in this Report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-296836).

Forward-Looking Statements

This Report on Form 6-K contains forward-looking statements that involve risks and uncertainties. The risks and uncertainties involved include the Company’s ability to regain compliance with Nasdaq’s rules for continued listing, the concomitant risk that the Company’s shares may be delisted by Nasdaq, market and business conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Report on Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Report on Form 6-K as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RedCloud Holdings plc

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer

Date: August 10, 2026